Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR

FIRST QUARTER OF FISCAL YEAR 2007

•	Revenue of $304 Million, up 8% from September 2005 quarter
•	Diluted EPS of $0.26, up $0.01 from September 2005 quarter
•	Record New Business Awards of $867 Million for September 2006 quarter, $2.0 Billion for Last Twelve Months

FAIRFAX, Va. – November 1, 2006 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the first quarter of fiscal year 2007, which ended September 30, 2006.

Revenue for the quarter was $304.0 million, up 8% from $280.7 million in the September 2005 quarter. Operating income for the quarter was $22.8 million, slightly better than the September 2005 quarter. Net income for the quarter was $15.1 million, up 5% from $14.4 million in the September 2005 quarter. Diluted earnings per share for the quarter were $0.26, up 4% from $0.25 in the September 2005 quarter.

On October 25, 2006, the Company completed its acquisition of RABA Technologies, LLC, a privately held provider of high-end technical services to intelligence community customers. Also in October, Mantas Inc., a commercial company spun off by SRA in 2001, was sold to i-flex solutions, an information technology (IT) services firm. As a minority shareholder in Mantas, SRA will recognize a pre-tax gain on the sale of more than $3.6 million in the December 2006 quarter.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “We’re pleased that we exceeded our revenue forecast and met our EPS guidance for the September quarter. Our record new business wins and our large volume of bid proposals still outstanding reflect strong returns on our investments in business development. We’re also looking forward to working with the RABA Technologies team to enhance our presence in the intelligence community.”

Chief Financial Officer Stephen Hughes added, “We delivered solid operating results, and we continued to improve our cash management. Days sales outstanding improved from 81 days to 76 days, and cash flows from operations were about three times net income.”

New Business Awards

The Company won new business in the first quarter with potential value of $867 million, if all options are exercised. The Company’s backlog of signed business orders is $3.6 billion, an increase of 13% over the September 2005 quarter.

Major highlights of competitive contract awards during the quarter include:

•	U.S. Army National Guard, Enterprise Operations and Security Services. SRA won a five-year, $173 million contract to continue delivering enterprise operations and security services for the nationwide network of the Army National Guard. Under this task order, SRA will manage the communications infrastructure that delivers information in support of command and control, mobilization, readiness training and distance learning.

•	U.S. Army Communications-Electronics Command (CECOM), Rapid Response Contract. SRA received twelve task order awards under the CECOM Rapid Response contract (CR2), which enables quick deployment of critical systems to satisfy the nation’s security, defense and business needs. The total value of CR2 task orders awarded to SRA in the September quarter was $112 million.

•	U.S. Department of Homeland Security. The Company was awarded three contracts to deliver IT and professional services for the Department of Homeland Security. The combined value of these contracts, which include program support and consulting services for different areas of the Department, was approximately $89 million.

•	U.S. Department of Defense, Defense Technical Information Center. SRA won a five-year, $31 million contract to provide information technology in support of the Director of Defense Research and Engineering at the Defense Technical Information Center. Services will include program management, business process reengineering, enterprise architecture and data standardization.

•	Pension Benefit Guaranty Corporation (PBGC), Premium and Practitioner System. PBGC awarded SRA a six-year, $12 million contract to design, develop and implement a software system that will process payments for the pension plans it insures. The program will involve customization and implementation of commercial off-the-shelf software products.

•	U.S. Department of the Treasury, Internal Revenue Service (IRS). SRA’s largest subcontract win in the first quarter was a task order under the Total Information Processing Support Services-3 contract (TIPSS-3), in support of the IRS’s Joint Operations Center. With a value of $56 million over five years, this win enables the Company to continue performing IT and business process support services for this valuable customer.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the September quarter. These wins do not contribute to the Company’s quarterly bookings figure, but they provide a solid foundation for future growth.

•	U.S. Department of Health and Human Services, Centers for Medicare and Medicaid Services (CMS). The Department of Health and Human Services selected SRA as a participant on a ten-year ID/IQ contract with a potential value for all participants of $1 billion. Services will include the development, integration, operations and maintenance of systems and applications for the Medicare beneficiary contact center.

•	U.S. Office of Personnel Management (OPM). The Company won a BPA to provide the OPM with technology support services for agency-wide program initiatives in seven different technical areas, including enterprise architecture and software development. SRA has already won an $8 million network services task order, the first awarded under this contract.

•	U.S. Agency for International Development (USAID). SRA was an awardee of a USAID BPA called Principal Resource for Information Management Enterprise-wide (Prime) 3.4. This $300 million contract will cover a range of software development and support services. SRA also received an additional award of $73 million on the Prime 2.2 contract in the September quarter, which will enable the Company to continue performing work on existing tasks for the next year or more.

In addition, as of September 30, 2006, the Company has approximately $1.4 billion of pending bids outstanding.

Forward Guidance

The Company is issuing guidance for the second quarter and fiscal year 2007. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below includes the effect of the October 25, 2006 acquisition of RABA Technologies, but it does not include any effect for acquisitions SRA might make in the future.

Also note that the December quarter and fiscal year 2007 EPS guidance includes the one-time, pre-tax gain of more than $3.6 million related to the sale of Mantas Inc. noted above.

Measure	Quarter Ending December 31, 2006	Fiscal Year Ending June 30, 2007
Revenue (in millions)	$310-$320	$1,330-$1,370
Diluted EPS	At least $0.30	$1.20-$1.28
Diluted Share Equivalents (in millions)	58.5	58.7

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. The Company’s 5,100 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; and other factors discussed in our latest quarterly report on Form 10-K filed with the Securities and Exchange Commission on August 25, 2006. In addition, the forward-looking statements included in this press release represent our views as of November 1, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 1, 2006.

Contacts

David Keffer Director, Investor Relations SRA, International, Inc. (703) 502-7731 david_keffer@sra.com	Stephen Hughes Executive Vice President and CFO SRA International, Inc. (703) 227-8350 steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	30-Sep-06	30-Sep-05
Revenue	$304,034	$280,695
Operating costs and expenses:
Cost of services	228,059	210,240
Selling, general and administrative	48,404	43,657
Depreciation and amortization	4,740	4,010

Total operating costs and expenses	281,203	257,907

Operating income	22,831	22,788
Interest income, net	1,843	733

Income before taxes	24,674	23,521
Provision for income taxes	9,553	9,131

Net income	$15,121	$14,390

Earnings per share:
Basic	$0.27	$0.27

Diluted	$0.26	$0.25

Weighted-average shares:
Basic	55,981,631	54,263,817

Diluted	57,964,502	57,408,033

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	9/30/06	6/30/06
Current assets:
Cash and cash equivalents	$222,139	$173,564
Short-term investments	4,912	9,834
Accounts receivable, net	252,861	266,160
Prepaid expenses and other	21,394	23,382
Deferred income taxes, current	3,950	4,839

Total current assets	505,256	477,779

Property and equipment, net	37,663	37,462

Other assets:
Goodwill	169,334	169,334
Identified intangibles, net	24,880	26,169
Deferred income taxes, noncurrent	4,901	3,462
Deferred compensation trust	8,088	7,768

Total other assets	207,203	206,733

Total assets	$750,122	$721,974

Current liabilities:
Accounts payable and accrued expenses	$114,003	$115,545
Accrued payroll and employee benefits	67,577	59,463
Billings in excess of revenue recognized	2,629	3,204

Total current liabilities	184,209	178,212

Long-term liabilities:
Other long-term liabilities	11,636	10,465

Total long-term liabilities	11,636	10,465

Total liabilities	195,845	188,677

Stockholders’ equity	554,277	533,297

Total liabilities and stockholders’ equity	$750,122	$721,974

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	9/30/06	9/30/05
Cash flows from operating activities:
Net income	$15,121	$14,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,740	4,010
Stock-based compensation	3,275	3,080
Deferred income taxes	(550)	(1,889)
Working capital changes	22,135	(7,491)

Net cash provided by operating activities	44,721	12,100

Cash flows from investing activities:
Capital expenditures	(3,652)	(2,775)
Sales and maturities of investments	4,922	2,636
Acquisition of Galaxy Scientific Corporation, net of cash acquired	—	(95,645)

Net cash provided by (used in) investing activities	1,270	(95,784)

Cash flows from financing activities:
Issuance of common stock	1,689	4,727
Tax benefits of stock option exercises	895	4,438

Net cash provided by financing activities	2,584	9,165

Net increase (decrease) in cash and cash equivalents	48,575	(74,519)
Cash and cash equivalents, beginning of period	173,564	162,973

Cash and cash equivalents, end of period	$222,139	$88,454

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$7,221	$2,572

Cash received during the period:
Interest	$1,616	$983

Income taxes	$314	$16

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	9/30/06	9/30/05	Growth
Total Revenue, as reported	$304,034	$280,695	8.3%

Plus: Revenue from acquired companies for the comparable prior year period		4,713

Organic Revenue	$304,034	$285,408	6.5%